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                                                                     Exhibit 8.2


          [LETTERHEAD OF LIDDELL, SAPP, ZIVLEY, HILL & LaBOON, L.L.P.]

                                July 29, 1997


Keystone International, Inc.
9600 West Gulf Bank Road
Houston, Texas 77040

Ladies and Gentlemen:

       We have acted as counsel to Keystone International, Inc., a Texas corporation ("Keystone"), in connection with the planned merger (the "Merger") into Keystone of T8 Acquisition Corp., a Texas corporation ("Merger Sub") and a wholly owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), pursuant to an Agreement and Plan of Merger dated as of May 20, 1997 by and among Tyco International (US) Inc. (formerly Tyco International Ltd.), a Massachusetts corporation and a wholly-owned subsidiary of Tyco ("Old Tyco"), T6 Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Old Tyco ("T6"), and Keystone (the "Merger Agreement"). T6 has assigned its rights under the Merger Agreement to Merger Sub.

       In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the registration statement on Form S-4 (the "Registration Statement"), as amended, filed by Tyco with the Securities and Exchange Commission (the "Proxy Statement/Prospectus") and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. Our opinion is based and conditioned upon certain statements and representations, which we have neither investigated nor verified, made by Keystone and Tyco (the "Certified Representations"), including representations by the Company that (x) the management of the Company, to the best of its knowledge, knows of no plan or intention by the stockholders of the Company to sell, exchange, transfer, or otherwise dispose of, or reduce the risk of loss relating to, any of the shares of Tyco to be received by them in the Merger that would reduce the Company stockholders' ownership of, or risks incident to the ownership of, Tyco common shares to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all the formerly outstanding stock of the Company as of the same date, and (y) Company stockholders that own at the Effective Time more than five percent of the Company's outstanding common stock do not own in the aggregate more than 49.7 percent of the Company's outstanding common stock at such time (treating shares owned at the time the Merger Agreement was signed but disposed of prior to the Effective Time as owned at the Effective Time). In addition, we have relied upon certain statements and representations contained in the Merger Agreement and the Proxy Statement/Prospectus. We have assumed that all such statements and representations are true, correct, complete and not breached, and that no actions that are or would be inconsistent with such statements and representations have been or will be taken. We have also assumed that all representations made in the Certified Representations "to the best knowledge of" any person or entity will be true, correct and complete as if made without such qualification.

       In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), (ii) the Merger will qualify as a merger under the applicable laws of Texas, (iii) each of Keystone, Tyco, and Merger Sub will comply with all reporting obligations with respect to the


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Keystone International, Inc.
July 29, 1997
Page 2


Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, and (iv) the Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. Our opinion is also based upon existing provisions of the Code, regulations promulgated or proposed thereunder and interpretations thereof by the Internal Revenue Service ("IRS") and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change. No ruling has been (or will be) sought from the IRS by Keystone, Tyco, or Merger Sub as to the federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

       Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that (i) the Merger of Merger Sub with and into Keystone will be a tax-free reorganization within the meaning of sections 368(a)(1)(A) and (a)(2)(E) of the Code and (ii) the statements contained in numbered paragraphs 1, 2 and 3 of the section of the Proxy Statement/Prospectus entitled "The Merger -- Certain United States Federal Income Tax and Bermuda Tax Consequences -- United States Federal Tax Consequences" are correct.

       Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement.

        This opinion is furnished to you as contemplated by the Merger Agreement and for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "The Merger -- Certain United States Federal Income Tax and Bermuda Tax Consequences -- United States Federal Tax Consequences" and in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                       Very truly yours,

                                       /s/ Liddell, Sapp, Zivley, Hill
                                            & LaBoon, L.L.P.